Exhibit 99.1

NEWS RELEASE
TSX: LAC • NYSE: LAC
www.lithiumamericas.com

Lithium Americas Appoints Clayton Walker to the Board of Directors

(All amounts in US$ unless otherwise indicated)

May 5, 2026 – Vancouver, Canada: Lithium Americas Corp. (TSX: LAC) (NYSE: LAC) (“Lithium Americas” or the “Company”) announced the appointment of Clayton Walker as an independent member of its Board of Directors (the “Board”) effective immediately.

Mr. Walker has over 25 years of experience leading global mining companies, most recently as former Chief Growth and Development Officer at Rio Tinto where he was responsible for the overall strategic direction and execution of the Copper Growth Portfolio. From 2021-2025, he served as Chief Operating Officer for Rio Tinto’s Copper product group, where he led global teams focused on growth and optimization across a world-class copper portfolio. His responsibilities included oversight of major operations and projects across the Americas, including Rio Tinto Kennecott in Utah and Resolution Copper in Arizona. From 2016-2021, he served as Chief Executive Officer and Executive Chairman of Iron Ore Company of Canada. Prior to that, he spent 15 years in various management roles at Rio Tinto. Mr. Walker holds a Master of Business Administration degree as well as a Bachelor of Science, Metallurgical Engineering degree from the University of Utah.

Kelvin Dushnisky, Executive Chair of the Board, commented: “On behalf of the Board and executive team, I am very pleased to welcome Clayton Walker to the Board. His executive leadership, senior operating experience and technical knowledge, together with his understanding of the U.S. regulatory landscape, will be instrumental as we advance Thacker Pass to production and drive long-term value for our stakeholders.”

ABOUT LITHIUM AMERICAS

Lithium Americas is building Thacker Pass located in Humboldt County in northern Nevada. Phase 1 is designed for nominal production capacity of 40,000 tonnes per year of battery-quality lithium carbonate, and mechanical completion is targeted for late 2027. Thacker Pass hosts the largest known measured lithium resource (Measured and Indicated) and reserve (Proven and Probable) in the world and is owned by a joint venture (“JV”) between Lithium Americas (holding a 62% interest), and General Motors Holdings LLC (“GM”) (holding a 38% interest). Project financing for Phase 1 includes a $2.23 billion loan from the U.S. Department of Energy (“DOE”) and strategic investments from GM and Orion Resource Partners LP. The DOE holds warrants to purchase common shares of the Company for a 5% equity stake and JV warrants to purchase a 5% non-voting, non-transferable equity interest in the JV. Lithium Americas’ shares are listed on the Toronto Stock Exchange and New York Stock Exchange under the symbol LAC. To learn more, visit www.lithiumamericas.com or follow @LithiumAmericas on social media.

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “FLS”). All statements, other than statements of historical fact, are FLS and can be identified by the use of statements that include, but are not limited to, words, such as “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “proposes,” “potential,” “target,” “implement,” “schedule,” “forecast,” “intend,” “would,” “could,” “might,” “should,” “believe” and similar terminology, or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. FLS in this news release includes, but is not limited to, statements regarding the expected contributions of Mr. Walker following his appointment; statements related to Thacker Pass, including the capacity of Phase 1, targeted mechanical completion, development plans, and project financing; and other statements regarding management’s beliefs, plans, estimates, and intentions, and similar statements concerning anticipated future events, results, circumstances, performance, or expectations that are not historical facts.

FLS involves known and unknown risks, assumptions and other factors that may cause actual results or performance to differ materially. FLS reflects the Company’s current views about future events that, while considered reasonable by the Company as of the date of this news release, are inherently subject to significant uncertainties and contingencies. Accordingly, there can be no certainty that they will accurately reflect actual results. Although the Company believes that the assumptions and expectations reflected in such FLS are reasonable, the Company can give no assurance that these assumptions and expectations will prove to be correct. As such, readers are cautioned not to place undue reliance on this information, and that this information may not be appropriate for any other purpose, including investment purposes. The Company’s actual results could differ materially from those anticipated in any FLS as a result of the risk factors set out in the Company’s continuous disclosure documents available on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca.

Readers are further cautioned to review the full description of risks, uncertainties and management’s assumptions in the aforementioned documents and other disclosure documents available on EDGAR and SEDAR+.

The FLS contained in this news release is expressly qualified by these cautionary statements. All FLS in this news release speaks as of the date of this news release. The Company does not undertake any obligation to update or revise any FLS, whether as a result of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT

Virginia Morgan

Vice President, Investor Relations and ESG

+1-778-726-4070

ir@lithiumamericas.com

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